Exhibit 99.1

FOR IMMEDIATE RELEASE

Inktomi Investor Contact:	Inktomi Media Contact:
Vishal Makhijani	Jill Reed
Inktomi Corporation	Inktomi Corporation
(650) 653-3072	(650) 653-4699
vishalm@inktomi.com	jreed@inktomi.com

Inktomi to Acquire FastForward Networks

Inktomi to Extend Infrastructure Leadership with First Scalable Technology for the Distribution and Management of Live Broadcasting Over the Internet

     FOSTER CITY, Calif., September 13, 2000 – Inktomi Corp. (NASDAQ: INKT), developer of scalable Internet infrastructure software, today announced that it has signed a definitive agreement to acquire FastForward Networks. Based in San Francisco, Calif., FastForward Networks has developed the industry’s first scalable software technology for the distribution and management of live broadcasting over the Internet. The acquisition will propel Inktomi® into the next generation of media infrastructure and enable the company to target the rapidly growing Internet broadcast market, projected to reach $40 billion by 20031.

     Inktomi’s leading infrastructure technology combined with the FastForward Networks Internet broadcasting software platform will allow millions of users to experience a more vibrant and entertaining Internet, and enable network service providers to build profitable business models based on Internet broadcasting. With the addition of FastForward Networks, Inktomi will offer a core foundation for live Internet broadcasting to its customer base of leading content delivery networks and service providers, and will add live broadcast capabilities to the recently announced Content Bridge alliance for cross-network content distribution.

     “Today’s acquisition further extends Inktomi’s position as being essential to the fabric of the Internet,” said David Peterschmidt, president and chief executive officer of Inktomi. “Since its inception, Inktomi has been the company solving large, complex problems that have plagued the Internet, making it a more compelling and reliable medium for users worldwide. Today’s move evolves this critical role, extending our leading network products platform to encompass live Internet broadcasting, which brings us closer to being the ubiquitous software layer of the Internet.”

     “FastForward Networks and Inktomi share a common vision to drive the growth of the Internet with technology for the mass-market delivery of high-quality live broadcasting,” said Abhay Parekh, co-founder, president and chief executive officer of FastForward Networks. “Inktomi’s global reach and strong market leadership combined with our carrier-class software architecture will enable us to capitalize more rapidly on the tremendous worldwide demand for Internet broadcast technology. We are very pleased to join forces with Inktomi today.”

     The FastForward Networks software technology platform allows network service providers to deliver highly scalable, reliable and manageable broadcast services, using their existing infrastructure, that supports millions of viewers and thousands of simultaneous media broadcasts. FastForward Networks customers include leading content distributors such as Digital Island and The Real Broadcast Network. In addition, FastForward Networks and Inktomi share a large target base of customers in the backbone, content delivery, hosting and enterprise markets.

     Under the terms of the agreement, approximately 11.9 million shares of Inktomi common stock will be exchanged for all outstanding shares, options and warrants of FastForward Networks not currently owned by Inktomi. Based on Inktomi's September 12, 2000 closing price of $111 per share, the stock exchanged would have an aggregate value of approximately $1.3 billion. Inktomi expects to account for the transaction under the pooling of interests method of accounting. The transaction is expected to close in the quarter ending December 31, 2000, subject to customary closing conditions. Following closing, FastForward Networks will operate under the Inktomi name as the Media Division led by Abhay Parekh as general manager. All employees of FastForward Networks will join Inktomi.

About Inktomi

     Based in Foster City, Calif., Inktomi develops and markets scalable infrastructure software designed for ISPs, content delivery and hosting providers, Web portal and commerce sites, wireless operators and global enterprises. Inktomi’s business is divided into the Network Products area comprised of the Traffic Server® network cache platform, Content Delivery Suite™ and associated value-added services; Portal Services consisting of the Search and Commerce Engines; and the Wireless area. Inktomi’s customer and strategic partner base today includes such leading companies as America Online, British Telecommunications, Excite@Home, Intel, iWon.com, Merrill Lynch, Microsoft, Nokia, RealNetworks, Sun Microsystems, and Yahoo! The company has offices in North America, Asia and Europe. For more information visit www.inktomi.com.

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1. Market size estimate from The Aberdeen Group.

Investors are urged to read documents relevant to the acquisition described in this announcement that are to be filed with the U.S. Securities and Exchange Commission (the "SEC") or the Secretary of State of California, because they contain important information about the acquisition. You can obtain the relevant documents that are filed with the SEC for free on the SECs Web site at http://www.sec.gov or from Inktomi. You can request copies of such documents by calling Daniel Jochnowitz at 650-653-5461 or writing to: Inktomi Corporation, 4100 East Third Avenue, Foster City, CA 92651 Att: Daniel Jochnowitz.

Except for the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from the results predicted and reported results should not be considered an indication of future performance. The potential risks and uncertainties include, among others, Inktomi's limited operating history, history of losses, substantial dependence on Network Products, need to attract and retain portal customers and merchants, uncertainty of market acceptance, risks associated with acquisitions and entry into new markets, and substantial competition. In particular, in connection with the acquisition of FastForward Networks, the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: costs related to the merger; failure of the combined company to retain and hire key executives, technical personnel and other employees; failure of the combined company to successfully manage its changing relationships with customers, suppliers, resellers, and strategic partners; failure of the combined company's customers to accept new product offerings; and failure to achieve anticipated synergies in the merger. For factors that could affect the business and financial results of Inktomi generally, see "Factors Affecting Operating Results" contained in our Quarterly Report on Form10-Q filed with the Securities and Exchange Commission on August 14, 2000. Inktomi cautions readers not to place undue reliance upon any such forward looking statements, which speak only as of the date made. Inktomi expressly disclaims any obligations or undertaking to release publicly any updates or revision to any such statements to reflect any change in Inktomi's expectations or any change in events, conditions or circumstances on which any such statement is based.

Copyright © 2000 INKTOMI CORPORATION. All Rights Reserved. Inktomi, Traffic Server, Content Delivery Suite, Scaling the Internet, Essential to the Internet and the tri-colored cube logo are all trademarks or registered trademarks of Inktomi Corporation. All other company and product names referenced herein are the trademarks or registered trademarks of their respective holders.